EXHIBIT 99.1


                              PRESS RELEASE OF THE
                         COMPANY DATED FEBRUARY 3, 1997



FOR IMMEDIATE RELEASE


CONTACT:

Dr. Edwin C. Quattlebaum
President and CEO

Mr. Michael R.N. Thomas
Vice President and CFO

Telephone (410) 381-3800


BIOSYS ANNOUNCES CONSUMMATION OF ASSET SALE
     COLUMBIA, MD, February 3, 1997.--biosys, inc. [Nasdaq: BIOSQ] today announced that on January 17, 1997, the Company consummated a sale of substantially all of the operating assets of the Company and its wholly-owned subsidiaries, Crop Genetics International Corporation and AgriDyne Technologies, Inc., to Thermo Trilogy Corp. ("Thermo") in accordance with an asset purchase agreement with Thermo dated December 24, 1996. As previously announced by the Company, the sale of assets pursuant to the asset purchase agreement was approved by the United States Bankruptcy Court on January 7, 1997. The assets sold included substantially all of the assets of the Company (including the stock of the Company's subsidiary, AgriSense-BCS, Ltd.) and its subsidiaries in bankruptcy except for: (i) cash on hand; (ii) accounts receivable (iii) the lease of certain office, warehouse and laboratory facilities located in Columbia, Maryland and (iv) certain avoidance claims of the Company and its subsidiaries in the bankruptcy proceeding. As provided in the agreement, the Company was paid $11 million in cash for the assets. In addition, Thermo assumed certain executory contracts and unexpired leases and, in connection therewith, paid amounts necessary to cure all defaults on certain of the contracts and leases assumed. Thermo also conveyed to Archer Daniels Midland Corporation ("ADM") certain of the purchased assets as aninducement to ADM to waive its claims against the bankruptcy estates of the Company and its subsidiaries.
         Pursuant to the order of the Bankruptcy Court approving the sale of assets, the proceeds of the sale will be distributed to the creditors of the Company and its subsidiaries in accordance with the provisions of the Bankruptcy Code, the final order regarding cash collateral entered by the Bankruptcy Court on November 27, 1996 and further orders of the Bankruptcy Court. Upon the closing of the asset sale, the business operations of the Company and its subsidiaries in bankruptcy essentially ceased.
         As previously announced by the Company, after the liquidation of all of the assets of biosys and its subsidiaries in bankruptcy, biosys does not believe that there will be any funds remaining for biosys' equity holders, whether preferred or common, after distribution to secured creditors, administrative and priority claimants, and unsecured creditors.
         In a separate development, biosys announced that it had received the resignation of Mr. Peter Stalker, III, managing director, Warburg Pincus Capital Company, L.P. from the Company's board of directors, effective January 28, 1997.

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